Exhibit 99.1

ART’S WAY MANUFACTURING ANNOUNCES

SECOND QUARTER 2014 FINANCIAL RESULTS

Conference Call Scheduled For Friday, June 27, 2014 at 10:00 AM CT

ARMSTRONG, IOWA, June 26, 2014 – Art’s Way Manufacturing Co., Inc. (NASDAQ: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research, water treatment and steel cutting needs, announces its financial results for the three and six months ended May 31, 2014.

In conjunction with the release, the Company has scheduled a conference call for Friday, June 27, 2014 at 10:00 AM CT. Carrie Majeski, President, Chief Executive Officer and interim Chief Financial Officer, J. Ward McConnell, Jr., Chairman of the Board of Directors of Art’s Way Manufacturing, and Marc H. McConnell, Vice Chairman of the Board of Directors of Art’s Way Manufacturing will be leading the call to discuss the second quarter financial results and will also provide an outlook for the balance of 2014.

What: Art’s Way Manufacturing Second Quarter and Year to Date 2014 Financial Results.

When: Friday, June 27, 2014 10:00 AM CT.

How: Live via phone by dialing (800) 624-7038. Code: Art’s Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time. A replay of the call will be archived on the Company’s website for 12 months. www.artsway-mfg.com.

	For the Three Months Ended (Consolidated)
	May 31, 2014	May 31, 2013	Change
Net Sales	$9,469,000	$9,250,000	2.4%
Operating Income	$444,000	$799,000	-44.4%
Net Income	$253,000	$514,000	-50.8%
EPS (Basic)	$0.06	$0.13	-53.8%
EPS (Diluted)	$0.06	$0.13	-53.8%
Weighted Average Shares Outstanding:
Basic	4,047,487	4,035,552
Diluted	4,053,747	4,051,692

	For the Six Months Ended (Consolidated)
	May 31, 2014	May 31, 2013	Change
Net Sales	$15,706,000	$17,665,000	-11.1%
Operating Income	$149,000	$1,512,000	-90.2%
Net Income (Loss)	$(5,000)	$1,334,000	-100.4%
EPS (Basic)	$0.00	$0.33	-100%
EPS (Diluted)	$0.00	$0.33	-100%
Weighted Average Shares Outstanding:
Basic	4,047,025	4,036,302
Diluted	4,047,025	4,049,480

Net Sales: Our consolidated corporate sales for the three- and six-month periods ended May 31, 2014 were $9,469,000 and $15,706,000, respectively, compared to $9,250,000 and $17,665,000 during the same respective periods in 2013, a $219,000 or 2.4%, increase for the quarter but a $1,959,000 or 11.1% decrease year-to-date. Consolidated gross profit margin for the three- and six-month periods ending May 31, 2014 was 24.6% and 23.4% compared to 27.7% and 27.9% during the same periods of 2013.

Manufacturing: Our second quarter sales at Manufacturing were $7,562,000, compared to $7,716,000 during the same period of 2013, a decrease of $154,000, or (2.0%). The six-month sales for 2014 at Manufacturing were $12,004,000, compared to $14,720,000 for the same period in 2013, an 18.5% decrease. The decrease in revenue year to date was primarily due to the reduced sales of sugar beet harvesters, but was offset somewhat by sales from our International acquisition. Also, the colder than average winter during our first fiscal quarter of 2014 delayed production runs of some specific products, which has in turn delayed the production and sales of those products. Manufacturing’s gross margin for the quarter ended May 31, 2014 was 26.3%, compared to 26.0% for the same period in 2013. For the year to date period ending May 31, 2014 gross margin was 24.6% as compared to 26.9% in the same period for 2013. This reduction is largely due to inefficiencies and increased fixed costs related to the colder than average winter.

Vessels: Our three- and six-months sales at Vessels were $475,000 and $898,000, respectively, compared to $642,000 and $1,036,000 for the same periods in 2013, a decrease of $167,000, or 26.0% and $138,000, or 13.3%. Gross margin for the quarter ended May 31, 2014 was 3.8% compared to 17.6% for the same period in 2013. The main factor in the decreased gross margin for the quarter was labor overruns for a specific project. Gross margin for the six-months ended May 31, 2014 was 6.0% as compared to 6.2% for the first six-month of fiscal 2013.

Scientific: Our second fiscal quarter and year-to-date sales at Scientific were $537,000 and $998,000, respectively, compared to $892,000 and $1,909,000 for the same periods in fiscal 2013, a decrease of $355,000, or (39.8%) and $910,000, or (47.7%), respectively. The decrease was primarily attributable to the 2013 first quarter finalization of an approximately $7 million fabrication and delivery contract executed in January 2012 and an approximately $1.7 million installation contract executed in April 2012. Scientific was hired to design, fabricate, and install twenty-four modular units over the course of approximately one year for one of the world’s leading research and teaching institutions. Scientific uses percent complete accounting to calculate revenue and gross margins for all contracts. Gross margin for the quarter ended May 31, 2014 was 10.3% compared to 50.3% for the same period in 2013, while gross margin for the six-month period ended May 31, 2014 was 11.7% as compared to 47.4% for the same period in 2013. The margins reported in first two quarters of 2013 were a result of the finalization of costs as compared to estimates on the major projects described above and did not reflect normal operating margin for the business. The lower margin for 2014 is primarily attributable to the lower revenue relative to steady overhead costs.

Metals: Our sales for the three and six-month periods at Metals were $895,000 and $1,806,000, respectively, with gross margins of 29.5% and 30.1% for the same periods.

Income: Consolidated net income was $253,000 for the three-month period ended May 31, 2014, compared to a net income of $514,000 for the same respective period in 2013. While operating income at our Manufacturing segment increased $24,000 or 4.6%, both Vessels and Scientific had decreased operating income that more than offset the gains at Manufacturing. Another factor in the decreased income was the gross margin pressures attributable to the 2014 first quarter. Our consolidated net loss for the six-months ended May 31, 2014 was ($5,000) as compared to net income of $1,334,000 for the same period in 2013. This decrease is largely due to sale of certain land near Armstrong sold in 2013, and the 2014 year-to-date decrease in revenue at Scientific, Vessels and Manufacturing, which was partially offset by incremental revenues our new Metals entity.

Earnings per Share: Earnings per basic and diluted share during the second fiscal quarter ended May 31, 2014 were $0.06 compared to $0.13 for the same period during 2013. Earnings per basic and diluted share during the six months ended May 31, 2014 were $0.00 compared to $0.33 for the same period in 2013.

Chairman of the Art’s Way Board of Directors, J. Ward McConnell Jr., reports, “After a first quarter that was adversely impacted by severe winter weather, revenues have rebounded in the second quarter and have surpassed the second quarter of 2013. Our sales of agricultural products have recovered to a large extent, and our backlog remains strong. We continue to make improvements in our efficiencies as well, and expect to see the rewards for these efforts over the coming quarters.”

“Both of our 2013 acquisitions of Agro Trend and Ohio Metal Working Products Company have contributed favorably to our net revenues, and we are excited to see continued growth from these divisions.”

“The Modular Building segment also saw a decline in revenues year over year, however after a successful showing at the World Pork Expo held in Des Moines, Iowa from June 4-6, 2014 we have several promising leads. Also, we have recently been selected as the sole source provider for a 2,720 SF modular building complex to support Dr. Ryan Dilger’s work on Infant Nutrition and Cognition at the University of Illinois. We continue to work on numerous other opportunities as a result of our sales and marketing strategies.”

About Art’s Way Manufacturing, Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, round hay balers, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, and top and bottom drive augers, as well as pressurized tanks and vessels, modular animal confinement buildings and laboratories and specialty tools and inserts. Aftermarket service parts are also an important part of the Company's business. The Company has four reporting segments: agricultural products; pressurized tanks and vessels; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Majeski, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com

Cautionary Statements

This news release includes "forward looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including: (i) our expectations regarding the benefits of our recent acquisitions; (ii) our expectations regarding new contracts in the modular buildings segment; (iii) our expectations regarding the impact of our improvements to operating efficiency; (iv) our expectations regarding future results; and (v) the benefits of our sales and marketing strategies are forward looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: quarterly fluctuations in results; customer demand for our products; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; the management of growth; the availability of investment opportunities; unexpected changes to performance by our operating segments; obstacles related to integrating our acquisitions of Agro Trend and Ohio Metal Working Products Company; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward looking statements. We do not intend to update forward looking statements other than as required by law.

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